                                                                     EXHIBIT 1.3

                            Lear Seating Corporation


                           1994 Common Stock Offering
                    Power of Attorney and Custody Agreement
                              Selling Stockholder


                                                              New York, New York
                                                                          , 1994


Marc E. Perlmutter, Esq.
Richard S. Borisoff, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, NY 10019

Dear Messrs. Perlmutter and Borisoff:

              The undersigned stockholder, FIMA Finance Management Inc. ("the Stockholder"), has delivered to one of you:

              (i) one or more certificates (collectively the "Common Stock Certificates") in negotiable form representing the aggregate number of shares, after giving effect to the 33-for-1 stock split, of Common Stock, $.01 par value (the "Common Stock") of Lear Seating Corporation, a Delaware corporation (the "Company"), set forth opposite the Stockholder's name on Schedule I hereto; and

              (ii) duly executed stock powers with respect to all Common Stock Certificates, with signatures guaranteed by a bank or trust company or by a member firm of the New York Stock Exchange.

              Pursuant to Underwriting Agreements (the "Underwriting Agreements") to be entered into between the Company, the Stockholder and respectively, (x) Lehman Brothers Inc. ("Lehman Brothers"), Kidder, Peabody & Co. Incorporated, Morgan Stanley & Co. Incorporated and Wertheim Schroder & Co. Incorporated, as representatives of the several United States underwriters (the "U.S. Underwriters"), and (y) Lehman Brothers International (Europe), Kidder, Peabody International Limited, Morgan Stanley & Co. International Limited and Wertheim Schroder International Limited, as lead managers of the several international managers (together with the U.S. Underwriters, the "Underwriters"), the Underwriters propose to offer to the public, as part of a public offering of Common Stock in which the Company will also sell shares of Common Stock (the "Offering"), the number of shares of Common Stock set forth in the column entitled "Amount" in Schedule II hereto from the Stockholder (all shares set forth in the column entitled "Amount" in Schedule II being hereinafter referred to as "Shares"). In connection with the proposed Offering, the Company has filed a Registration Statement on Form S-1 (File No. 33-52565)

(the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933.

              1. For purposes of the Offering, and in order to ensure the orderly sale of the Shares to the Underwriters, each of you is hereby appointed agent and attorney-in-fact for the Stockholder and instructed and authorized to hold the Common Stock Certificates (collectively the "Certificates") as custodian for the account of the Stockholder and to dispose of them in accordance with this Power of Attorney and Custody Agreement. In furtherance of the foregoing, each of you is authorized and directed on behalf of the
Stockholder:

              (a) to enter into Underwriting Agreements providing for, among other things, the sale of the Shares to the Underwriters and the indemnification of the Underwriters for certain liabilities (such Underwriting Agreements to be substantially in the form attached hereto);

              (b) to establish the purchase price and the initial offering price of the Shares; provided, however, that the purchase price per Share shall not be less than the price per share paid to the Company in the Offering, and provided the initial offering price per share is not
       less than $[    ] per share;

              (c) to cause (i) Common Stock Certificates representing the aggregate number of shares set forth opposite the Stockholder's name in the column entitled "Amount" in Schedule II and (ii) duly executed stock powers with respect to such Certificates, with signatures guaranteed by a bank or trust company or by a member firm of the New York Stock Exchange, to be delivered to the Underwriters on the First Closing Date (as defined in the Underwriting Agreements, such Closing Date being hereinafter referred to as the "First Closing Date");

              (d) to use your best efforts to cause the Common Stock Certificates delivered on the First Closing Date to be transferred to and registered in such names on the books of the Company as are specified pursuant to the Underwriting Agreements and to make such Certificates available for inspection, checking and packaging by the Underwriters prior to the First Closing Date as required under the Underwriting Agreements;

              (e) to pay on the First Closing Date all applicable state transfer taxes, if any, involved in the transfer of the Shares to the Underwriters on such Closing Date;

              (f) to accept payment, net of underwriting discounts, for the Shares on behalf of the Stockholder on the Closing Date, to give receipt for such payment, and, after reimbursement of expenses incurred by either of you for which the Stockholder is liable, including all applicable state transfer taxes, to remit to the Stockholder such payment for such Shares;

              (g) to return to the Stockholder all Common Stock Certificates for shares attributable to the Stockholder not sold to the Underwriters; and

              (h) to make, execute, acknowledge and deliver all orders, receipts, notices, requests, instructions, letters of transmittal, certificates, letters and other writings and communications to the Securities and Exchange Commission, the Underwriters, the Company and the Transfer Agent, and, in general, to do all things and take all actions that either of you in your discretion may consider necessary or proper in connection with or to carry out the sale of the Shares to the Underwriters, as fully as could the Stockholder if personally present and acting.

              2. This Power of Attorney and Custody Agreement and all authority conferred hereby and instructions hereby given, are granted, conferred and made subject to the interests of the Underwriters and the Company under the Underwriting Agreements and in consideration of those interests, and for the purpose of completing the transactions contemplated by the Underwriting Agreements, this Power of Attorney and Custody Agreement and all authority conferred hereby shall be irrevocable, shall be deemed to be coupled with an interest and shall not be terminated by operation of law, by any acts of the Stockholder, the Underwriters or the Company or any other person, or the occurrence of any other event, including the death or incapacity of the Stockholder or the commencement of any bankruptcy, insolvency or similar proceedings involving the Stockholder. If any such event should occur before the delivery of the Shares pursuant to the Underwriting Agreements, Certificates representing the Shares shall be delivered by or on behalf of the Stockholder and all other actions contemplated hereby shall be consummated in accordance with the terms and conditions of the Underwriting Agreements and this Power of Attorney and Custody Agreement as if such event had not occurred, regardless of whether either of you or any other person shall have received notice of such event. Any actions taken by either of you pursuant to this Power of Attorney and Custody Agreement shall be as valid as if such acts or events had not occurred.

              Notwithstanding the foregoing, (i) if the Underwriting Agreements
are not executed prior to           , 1994, (ii) if Lehman Brothers notifies
either of you prior to that time that the Underwriting Agreements will not be executed or (iii) if the Underwriting Agreements are terminated prior to the delivery of the Shares thereunder, then the Stockholder shall have the power, by giving written notice to you, to terminate this Power of Attorney and Custody Agreement, subject, however, to all lawful action done or performed by both of you pursuant hereto prior to your actual receipt of such notice, and except that the liability of the Stockholder for all expenses that each of you shall incur, other than those expenses the Company is obligated to pay, in connection herewith shall survive any termination thereof and both of you shall return this Power of Attorney and Custody Agreement and the applicable Certificates to the Stockholder.

              3.  The Stockholder hereby represents, warrants and agrees that:

              (a) the Stockholder has duly executed and delivered this Power of Attorney and Custody Agreement and all authorizations and consents necessary for the execution and delivery hereof by the Stockholder and for the execution and delivery of the Underwriting

       Agreements by either of you on behalf of the Stockholder have been given; and this Power of Attorney and Custody Agreement is, and upon execution will be, valid, binding and enforceable against the Stockholder in accordance with its terms, except as may be limited by bankruptcy, moratorium or similar laws.

              (b) the Stockholder now has good, valid and marketable title to the shares represented by the Certificates, and on the First Closing Date will have such title to all such shares, free and clear in each case of all liens, encumbrances, equities and claims whatsoever, and the Stockholder now has, and at the time of execution of the Underwriting Agreements and on the First Closing Date will have, full right, power and authority to enter into the Underwriting Agreements and to sell, assign, transfer and deliver such shares on the First Closing Date thereunder; the Stockholder has no knowledge of any fact that would impair the validity of the Certificates; and upon delivery of such shares under the Underwriting Agreements and payment therefor pursuant thereto, the Underwriters will acquire valid and marketable title to such shares free and clear of any liens, encumbrances, equities and claims whatsoever;

              (c) the Stockholder has reviewed the Registration statement and the form of Underwriting Agreements attached hereto; and (i) the statements with respect to the Stockholder under the heading "Principal and Selling Stockholders" in the Registration Statement are true and complete in all material respects and the Stockholder will promptly advise you if they cease to be so, and (ii) the representations and warranties to be made by the Stockholder in the Underwriting Agreements are true and correct and do not omit to state any fact required to be stated therein or necessary to make the statements therein not misleading; and

              (d) both of you will be entitled to rely on the opinions of counsel provided to the Underwriters pursuant to Section 7(f) of the Underwriting Agreements, which will specifically allow your reliance thereon.

              4. Until payment of the purchase price for the Shares has been made to you pursuant to the Underwriting Agreements, the Stockholder shall remain the owner of any and all shares of Common Stock and shall have the right to vote such shares and to receive all dividends and distributions on such shares to the extent the Stockholder had such rights prior to entering into this Power of Attorney and Custody Agreement.

              5. Both of you shall be entitled to act and rely upon any statement, request, notice or instructions given in writing to either of you by Lehman Brothers with respect to each Closing Date or with respect to the non-execution or termination of the Underwriting Agreements, not only as to the authorization, validity and effectiveness thereof, but also as to the truth and accuracy of any information contained therein, so long as both of you believe it is genuine.

              6. It is hereby agreed and understood (i) that you will receive no compensation from the Stockholder for your responsibilities hereunder, (ii) that both of you assume no responsibility or liability to any person under this Power of Attorney and Custody Agreement other than to deal with the Certificates and other instruments deposited with you hereunder or issuable upon conversion thereof and the proceeds from the sale of shares of Common Stock represented thereby in accordance with the provisions hereof and (iii) no implied duties or obligations shall be read into this Power of Attorney and Custody Agreement. Each of you shall not be liable for any error of judgment or for any act done or omitted or for any mistake of fact or law except for your own gross negligence or bad faith. The Stockholder severally and not jointly hereby agrees to hold each of you and each of your partners, members and employees harmless from any and all loss, damage or liability or expense that either of you or any of them may sustain or incur as a result of any action taken in good faith hereunder and not due to such person's gross negligence.

              7. This Power of Attorney and Custody Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

              8. This Power of Attorney and Custody Agreement shall be governed by and construed in accordance with the laws of the State of New York, without respect to the choice of law provisions thereof.

              Please acknowledge your acceptance of the provisions hereof and acknowledge your custody of the Certificates by executing and returning the enclosed copy hereof to the Stockholder.

                                               Very truly yours,


                                               FIMA FINANCE MANAGEMENT
                                               INC. 1/

                                                 by:
                                                    Name:
                                                    Title:


Subscribed and sworn to
before me this ___ day
of _________, 1994.


      Notary Public







      1/ The name of the Stockholder shall be exactly as such Stockholder's name appears on the Common Stock Certificates.

                           ACKNOWLEDGMENT AND RECEIPT


                 Marc E. Perlmutter, Esq., as of the date first above written, hereby acknowledges acceptance of his duties under the foregoing Power of Attorney and Custody Agreement and acknowledges receipt of the Certificates representing the shares set forth on Schedule I and stock powers relating thereto.



                                                       Marc E. Perlmutter, Esq.


                 Richard S. Borisoff, Esq., as of the date first above written, hereby acknowledges acceptance of his duties under the foregoing Power of Attorney and Custody Agreement and acknowledges receipt of the Certificates representing the shares set forth on Schedule I and stock powers relating thereto.



                                                       Richard S. Borisoff, Esq.

                                   Schedule I


                       Shares* Deposited Under Agreement


Stockholder                                        Common Stock
- -----------                                        ------------
FIMA Finance Management Inc.





____________________

   * Represents shares of Common Stock after giving effect to the approximately 33-for-1 stock split.

                                  Schedule II

                       Shares of Common Stock to be Sold



Stockholder                                                 Amount
- -----------                                                 ------
FIMA Finance Management
Inc.